UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 06, 2023

SUPERIOR ENERGY SERVICES, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-34037	87-4613576
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Louisiana Street, Suite 2900
Houston, Texas		77002
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (713) 654-2200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 6, 2023, Superior Energy Services, Inc. (“Parent”), certain of Parent’s subsidiaries (together with Parent, the “Parent Entities”) and SESI, L.L.C. (the “Borrower”) entered into an Amended and Restated Credit Agreement (the “ABL Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (“JPM”), and the lenders from time to time party thereto, pursuant to which the lenders thereunder agreed to provide the Borrower with a senior secured asset-based revolving credit facility in an aggregate principal amount of $140 million (including a sub-facility for financial letters of credit in an amount up to $40 million) (the “ABL Facility”).

The obligations under the ABL Credit Agreement are guaranteed by the Parent Entities and the Borrower’s direct and indirect, existing and future domestic subsidiaries, subject to certain exceptions (collectively, the “Guarantors” and each, a “Guarantor”). The obligations under the ABL Credit Agreement are secured by a first priority lien on substantially all of the personal property of the Borrower and the Guarantors (collectively, the “Loan Parties”).

The ABL Credit Agreement includes certain conditions to borrowings, representations and warranties, affirmative and negative covenants, and events of default customary for financings of its type and size. The ABL Credit Agreement also limits the Loan Parties’ and their respective subsidiaries’ suability to, among other things, incur additional indebtedness, grant liens on any assets, pay dividends or make certain restricted payments, make certain investments, consummate certain asset sales, make certain payments on indebtedness, and merge, consolidate or engage in other fundamental changes.

Under the terms of the ABL Credit Agreement, the amount available for advances is subject to a borrowing base, which is calculated by reference to the value of certain eligible accounts receivable, inventory, equipment, cash and cash equivalents, offset by certain reserves.

Borrowings under the ABL Facility bear interest at a rate per annum of either (i) the Alternate Base Rate (as defined below) plus a margin ranging from 1.50% to 2.00% or (ii) term SOFR plus an adjustment of 0.10% plus a margin ranging from 2.50% to 3.00%, in each case based on a fixed charges coverage ratio. “Alternate Base Rate” means the greatest of (a) the rate of interest last quoted by the Wall Street Journal as the “Prime Rate” in the U.S., (b) the NYFRB Rate (as defined in the ABL Credit Agreement) on such day plus 0.50% and (c) the Adjusted Term SOFR Rate (as defined in the ABL Credit Agreement) for a one month interest period on such day plus 1.00%; provided that if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.0%, such rate shall be deemed to be 1.0%. The Borrowers are also required to pay certain fees in connection with the ABL Credit Agreement, including an unused commitment fee based on the average daily unused portion of the ABL Facility, ranging from 0.500% to 0.375%, based on utilization, on an annual basis.

The ABL Facility matures on the earlier of (i) December 6, 2028 and (ii) the date that is 91 days prior to the scheduled maturity date of any other debt in excess of $30 million.

The foregoing summary of the ABL Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the ABL Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Exhibit Description
10.1*

Amended and Restated Credit Agreement, dated December 6, 2023, by and among Superior Energy Services, Inc., certain subsidiaries of Superior Energy Services, Inc., SESI, L.L.C., JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the lenders from time to time party thereto.

104	Cover Page Interactive Data File (Embedded within the Inline XBRL document)

*

Schedules and similar attachments to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Superior Energy Services, Inc. agrees to furnish supplementally a copy of such omitted materials to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Superior Energy Services, Inc.

Date:	December 8, 2023	By:	/s/ James W. Spexarth
James W. Spexarth Executive Vice President, Chief Financial Officer and Treasurer